Exhibit 12.1
Canadian Imperial Bank of Commerce
Computation of Ratio of Earnings to Fixed Charges

	Through	Twelve Months Ended October 31,
	July 31,
	2007	2006	2005	2004	2003	2002
	(C$ millions except ratios)
Canadian GAAP
Earnings:
Earnings before income taxes	2,897	3,299	828	2,848	2,162	282
Fixed charges, excluding interest on deposits	2,545	2,914	2,190	1,757	2,095	1,626

Subtotal	5,442	6,213	3,018	4,605	4,257	1,908
Interest on Deposits	5,834	6,105	4,346	3,391	3,776	4,647

Total	11,276	12,318	7,364	7,996	8,033	6,555

Fixed Charges:
Interest expense, excluding interest on deposits	2,388	2,729	1,978	1,545	1,883	1,478
Interest component of rental expense(1)	154	185	211	212	219	146
Interest capitalized	—	—	—	13	78	23
Amortization of subordinated indebtedness	3	—	—	—	—	2

Subtotal	2,545	2,914	2,189	1,770	2,180	1,649
Interest on Deposits	5,834	6,105	4,346	3,391	3,776	4,647

Total	8,379	9,019	6,535	5,161	5,956	6,296

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits	2.14	2.13	1.38	2.60	1.95	1.16
Including interest on Deposits	1.35	1.37	1.13	1.55	1.35	1.04

U.S. GAAP(2)
Earnings:
Earnings before income taxes		3,575	710	2,974	2,515	(268)
Fixed charges, excluding interest on deposits		2,914	2,190	1,649	1,982	1,515

Subtotal		6,489	2,900	4,623	4,497	1,247
Interest on Deposits		6,105	4,346	3,391	3,776	4,647

Total		12,594	7,246	8,014	8,273	5,894

Fixed Charges:
Interest expense, excluding interest on deposits		2,729	1,978	1,437	1,770	1,367
Interest component of rental expense(1)		185	211	212	219	146
Interest capitalized		—	—	13	78	23
Amortization of subordinated indebtedness		—	—	—	—	2

Subtotal		2,914	2,189	1,662	2,067	1,538
Interest on Deposits		6,105	4,346	3,391	3,776	4,647

Total		9,019	6,535	5,053	5,843	6,185

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits		2.23	1.32	2.78	2.18	(3)
Including interest on Deposits		1.40	1.11	1.59	1.42	(3)

1)	The interest component of rental expense is 30 % of rent expense because it is the proportion deemed representative of the interest factor.

2)	No U.S. GAAP information is provided for the nine months ended July 31, 2007 because a U.S. GAAP reconciliation was not yet required for this period.

3)	Earnings for the year ended October 31, 2002 were inadequate to cover fixed charges as calculated under U.S. GAAP (both excluding and including interest on deposits) by C$291 million.